Exhibit 99.1

NAVIGANT REPORTS SECOND QUARTER 2013 RESULTS

•

Revenues before reimbursements were $189.7 million for second quarter 2013, an increase of 5% over the prior year quarter. Total revenues were $213.1 million for second quarter 2013, an increase of 4% over the prior year quarter.

•	Net income for second quarter 2013 was $14.0 million, an increase of 46% over the prior year quarter.

•

Adjusted EBITDA for second quarter 2013 increased 40% compared to the same period in 2012, to $34.1 million. Adjusted EBITDA margin improved 450 basis points to 18% for the second quarter 2013 compared to the same period in 2012.

•	EPS for second quarter 2013 increased 50% year over year to $0.27. Adjusted EPS for the second quarter 2013 increased 48% year over year to $0.31.

•	Repurchased 579,694 shares of common stock in second quarter 2013 at an average price of $12.85 per share.

CHICAGO, July 30, 2013 – Navigant (NYSE:NCI) today announced financial results for the second quarter ended June 30, 2013.

Navigant reported second quarter 2013 revenues before reimbursements (RBR) of $189.7 million, compared to $181.5 million for second quarter 2012, a 5% increase. RBR growth for the quarter was led by especially strong results from the Healthcare segment, with a 30% increase in RBR, and a 12% increase in RBR from the Energy segment. Total revenues were $213.1 million for the second quarter 2013, compared to $204.6 million for second quarter 2012, an increase of 4%.

Adjusted EBITDA of $34.1 million for second quarter 2013 rose 40% compared to $24.4 million for second quarter 2012, with Adjusted EBITDA margin (Adjusted EBITDA as a percentage of RBR) at 18% for second quarter 2013, compared to 13% for the same period in 2012. The improvement in margin was due to a 9% increase in segment operating profit and a 9% reduction in general and administrative expenses. The decrease in general and administrative expenses was due to reduced information technology costs, lower bad debt expense and lower facilities costs.

Net income for second quarter 2013 was $14.0 million, compared to $9.6 million in the prior year quarter, an increase of 46%. Effective income tax rate was 43% for second quarter 2013 compared to 41% for second quarter 2012.

Earnings per share (EPS) were $0.27 for second quarter 2013, compared to $0.18 for second quarter 2012, a 50% increase. Adjusted EPS were $0.31 for second quarter 2013, compared to $0.21 for second quarter 2012, an increase of 48%.

“We realized growth in revenues and a significant increase in profitability while making additional progress on our long-term strategic objectives in the period,” commented Julie Howard, Chief Executive Officer. “Healthcare and Energy, which represent higher growth markets, performed well, and the Financial, Risk & Compliance segment exceeded our expectations on the strength of the diversity of our offerings and our ability to quickly identify and transition resources to new work. Moving forward, we will continue to pursue opportunities that solidify Navigant’s leadership in the financial services, healthcare, and energy sectors while optimizing our portfolio for sustainable, profitable growth.”

Segment Financial Highlights

	For the quarter ended June 30,
	2013	2012	Change
RBR ($000)
Disputes, Investigations & Economics	$76,352	$81,350	-6.1%
Financial, Risk & Compliance	42,738	42,800	-0.1%
Healthcare	46,814	36,022	30.0%
Energy	23,803	21,357	11.5%

Total Company	$189,707	$181,529	4.5%

Total Revenues ($000)
Disputes, Investigations & Economics	$82,828	$86,894	-4.7%
Financial, Risk & Compliance	50,376	52,847	-4.7%
Healthcare	52,383	40,839	28.3%
Energy	27,505	24,020	14.5%

Total Company	$213,092	$204,600	4.2%

Segment Operating Profit ($000)
Disputes, Investigations & Economics	$25,393	$27,995	-9.3%
Financial, Risk & Compliance	16,440	15,402	6.7%
Healthcare	18,110	11,463	58.0%
Energy	8,075	7,475	8.0%

Total Company	$68,018	$62,335	9.1%

Segment Operating Margin (% of RBR)
Disputes, Investigations & Economics	33.3%	34.4%	-1.1%
Financial, Risk & Compliance	38.5%	36.0%	2.5%
Healthcare	38.7%	31.8%	6.9%
Energy	33.9%	35.0%	-1.1%

Total Company	35.9%	34.3%	1.6%

Healthcare RBR increased 30% for second quarter 2013 compared to the same quarter of 2012. Approximately two-thirds of the increase was organically driven growth. Navigant’s strength in strategy consulting and expertise across industry disciplines continued to meet growing client needs to address the challenges of the Affordable Care Act, Medicaid managed care and other industry reforms. Second quarter 2013 Healthcare segment operating profit increased 58% compared to second quarter 2012 reflecting exceptional RBR growth while costs increased only modestly, demonstrating the benefits of scaling this business.

Energy RBR increased 12% for second quarter 2013 compared to second quarter 2012. Segment growth was driven by demand for energy efficiency solutions from utility clients and the U.S. federal government as they focus on reducing energy consumption. Second quarter 2013 Energy segment operating profit increased 8% compared to second quarter 2012 primarily due to increased RBR.

Financial, Risk & Compliance RBR for second quarter 2013 was flat with the prior year quarter and ahead of Company expectations. Segment performance was driven by a greater than expected contribution from mortgage servicing review engagements that are winding down coupled with increased activity on regulatory compliance, including anti-money laundering engagements. These factors were offset by reduced activity in the restructuring area and lower revenues related to a portion of Navigant’s financial services business based in the UK, which was sold early in third quarter 2013. Second quarter 2013 Financial, Risk & Compliance segment operating profit increased 7% compared to second quarter 2012 due to effective cost management.

Disputes, Investigations & Economics RBR declined 6% for second quarter 2013 compared to the same period of 2012. The decrease was primarily the result of the first quarter 2013 disposition of a portion of the Economics practice. Contributions from the December 2012 acquisition of AFE Consulting offset a portion of the revenues lost through the disposition. Second quarter 2013 Disputes, Investigations & Economics segment operating profit decreased 9% compared to second quarter 2012 principally due to the decline in RBR, partially offset by cost reductions.

Cash Flow

Free cash flow was $24.4 million for second quarter 2013, an increase of 15% compared to second quarter 2012.

$36.5 million of cash was used to pay down debt during second quarter 2013. Debt levels were 24% lower at June 30, 2013 compared to year earlier levels, reflecting continued strong operating cash flow. Leverage (Debt divided by trailing twelve month Adjusted EBITDA) improved to 1.03 at June 30, 2013 compared to 1.61 at June 30, 2012. As of June 30, 2013, the Company had approximately $270 million in additional borrowing capacity under its credit facility.

Navigant repurchased 579,694 shares of common stock during second quarter 2013, at an aggregate cost of $7.5 million and average cost of $12.85 per share. This compares to 331,900 shares of common stock repurchased during second quarter 2012. As of June 30, 2013, there was $65 million remaining on the Company’s share repurchase authorization.

2013 Outlook

Navigant narrowed its full year 2013 outlook within its original guidance range. Full year 2013 RBR is expected to range between $740 and $770 million while total 2013 revenues are estimated to be between $820 and $850 million. Adjusted EBITDA is anticipated to range between $115 and $120 million and Adjusted EPS is estimated to be between $0.95 and $1.05.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call Details

Julie Howard and Lucinda (Cindy) Baier will host a conference call to discuss the Company’s second quarter 2013 results at 10:00 a.m. Eastern Time on Tuesday, July 30, 2013. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 888.593.8430 (312.470.7390 for international callers) and referencing pass code “NCI.” A replay of the web cast will be available for one year. A report of financial and related supplemental information is available at www.navigant.com/investor_relations.

About Navigant

Navigant (NYSE: NCI) is a specialized, global expert services firm dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. Through senior level engagement with clients, Navigant professionals combine technical expertise in Disputes and Investigations, Economics, Financial Advisory and Management Consulting, with business pragmatism in the highly regulated Construction, Energy, Financial Services and Healthcare industries. More information about Navigant can be found at www.navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “outlook,” “plans,” “goals,” “anticipates,” “believes,”

“intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the success of the Company’s organizational changes and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; impairment charges; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; potential legislative and regulatory changes; continued access to capital; and market and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Paul Longhini

Investor Relations

312.583.5836

plonghini@navigant.com

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NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	For the quarter ended		For the six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Revenues before reimbursements	$189,707	$181,529	$376,964	$367,909
Reimbursements	23,385	23,071	50,901	43,312

Total revenues	213,092	204,600	427,865	411,221
Costs of services:
Cost of services before reimbursable expenses	125,363	122,243	251,727	246,203
Reimbursable expenses	23,385	23,071	50,901	43,312

Total costs of services	148,748	145,314	302,628	289,515
General and administrative expenses	32,577	35,848	65,060	71,405
Depreciation expense	4,100	3,740	7,830	7,256
Amortization expense	1,713	1,650	3,411	3,375
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	—	620	—	620
Office consolidation	290	—	498	—
Gain on disposition of assets	—	—	(1,715)	—

Operating income	25,664	17,428	50,153	39,050
Interest expense	1,172	1,426	2,397	2,889
Interest income	(112)	(181)	(275)	(419)
Other (income) expense, net	6	(144)	(142)	(39)

Income before income tax expense	24,598	16,327	48,173	36,619
Income tax expense	10,648	6,771	20,425	15,421

Net income	$13,950	$9,556	$27,748	$21,198

Basic net income per share	$0.28	$0.19	$0.55	$0.42

Shares used in computing net income per basic share	50,041	51,112	50,168	51,072

Diluted net income per share	$0.27	$0.18	$0.54	$0.41

Shares used in computing net income per diluted share	51,022	51,685	51,191	51,741

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,588	$1,052
Accounts receivable, net	204,109	198,709
Prepaid expenses and other current assets	23,463	25,054
Deferred income tax assets	14,329	17,821

Total current assets	244,489	242,636
Non-current assets:
Property and equipment, net	42,236	45,342
Intangible assets, net	12,506	16,123
Goodwill	606,483	619,932
Other assets	26,446	30,417

Total assets	$932,160	$954,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,394	$18,042
Accrued liabilities	12,446	11,557
Accrued compensation-related costs	60,631	84,813
Income tax payable	1,595	7,129
Other current liabilities	32,311	35,754

Total current liabilities	119,377	157,295
Non-current liabilities:
Deferred income tax liabilities	76,968	67,623
Other non-current liabilities	32,200	35,606
Bank debt non-current	128,064	134,183

Total non-current liabilities	237,232	237,412

Total liabilities	356,609	394,707

Stockholders’ equity:
Common stock	63	62
Additional paid-in capital	592,176	582,363
Treasury stock	(232,262)	(216,500)
Retained earnings	230,290	202,542
Accumulated other comprehensive loss	(14,716)	(8,724)

Total stockholders’ equity	575,551	559,743

Total liabilities and stockholders’ equity	$932,160	$954,450

Selected Data
Days sales outstanding, net (DSO)	79	72

NAVIGANT CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$13,950	$9,556	$27,748	$21,198
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	4,100	3,740	7,830	7,256
Accelerated depreciation - office consolidation	290	—	498	—
Amortization expense	1,713	1,650	3,411	3,375
Share-based compensation expense	2,874	2,608	5,419	4,939
Accretion of interest expense	234	134	453	274
Deferred income taxes	4,951	6,709	11,973	11,484
Allowance for doubtful accounts receivable	972	1,893	1,227	3,053
Contingent acquisition liability adjustments, net	—	620	—	620
Gain on disposition of assets	—	—	(1,715)	—
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable, net	680	(11,404)	(16,264)	(29,134)
Prepaid expenses and other assets	5,806	(6,591)	7,276	(5,196)
Accounts payable	(5,629)	1,810	(5,559)	449
Accrued liabilities	1,460	1,023	87	2,121
Accrued compensation-related costs	20,644	13,282	(21,428)	(37,544)
Income taxes payable	132	(2,404)	(5,412)	(2,852)
Other liabilities	(4,692)	3,799	21	3,292

Net cash provided by (used in) operating activities	47,485	26,425	15,565	(16,665)

Cash flows from investing activities:
Purchases of property and equipment	(2,075)	(3,153)	(5,755)	(10,979)
Proceeds from disposition, net of selling costs	—	—	15,607	—
Payments of acquisition liabilities	(348)	(356)	(348)	(1,106)
Capitalized external use software	(633)	(599)	(2,001)	(911)
Other, net	—	—	—	(300)

Net cash (used in) provided by investing activities	(3,056)	(4,108)	7,503	(13,296)

Cash flows from financing activities:
Issuances of common stock	1,074	1,061	2,145	2,127
Repurchase of common stock	(7,451)	(4,228)	(13,645)	(7,260)
Payments of contingent acquisition liabilities	(1,287)	(366)	(3,287)	(2,801)
Repayments to banks	(101,764)	(86,030)	(204,444)	(140,028)
Borrowings from banks	65,224	67,205	199,338	176,028
Other, net	(507)	72	(1,452)	(1,039)

Net cash (used in) provided by financing activities	(44,711)	(22,286)	(21,345)	27,027

Effect of exchange rate changes on cash and cash equivalents	(69)	(105)	(187)	(35)

Net increase (decrease) in cash and cash equivalents	(351)	(74)	1,536	(2,969)
Cash and cash equivalents at beginning of the period	2,939	74	1,052	2,969

Cash and cash equivalents at end of the period	$2,588	$—	$2,588	$—

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP measures in addition to GAAP measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings per Share

EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude the net income and per share net income impact of severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.

Free Cash Flow

Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.

Leverage Ratio

Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share	For the quarter ended		For the six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Severance expense	$2,371	$984	$3,813	$1,800
Income tax benefit (1)	(798)	(310)	(1,225)	(608)

Net income impact of severance expense	$1,573	$674	$2,588	$1,192

Other operating costs - contingent acquisition liability adjustment	$—	$620	$—	$620
Income tax benefit (1)	—	(250)	—	(250)

Net income impact of other operating costs - contingent acquisition liability adjustment	$—	$370	$—	$370

Other operating costs - accelerated depreciation - office consolidation	$290	$—	$498	$—
Income tax benefit (1)	(117)	—	(201)	—

Net income impact of other operating costs - accelerated depreciation - office consolidation	$173	$—	$297	$—

Other operating benefit - gain on disposition of assets	$—	$—	$(1,715)	$—
Income tax expense (1)	—	—	692	—

Net income impact of other operating benefit - gain on disposition of assets	$—	$—	$(1,023)	$—

EBITDA reconciliation:
Operating income	$25,664	$17,428	$50,153	$39,050
Depreciation expense	4,100	3,740	7,830	7,256
Accelerated depreciation - office consolidation	290	—	498
Amortization expense	1,713	1,650	3,411	3,375

EBITDA	$31,767	$22,818	$61,892	$49,681
Severance expense	2,371	984	3,813	1,800
Other operating costs - contingent acquisition liability adjustment	—	620	—	620
Other operating benefit - gain on disposition of assets	—	—	(1,715)	—

Adjusted EBITDA	$34,138	$24,422	$63,990	$52,101

Net income	$13,950	$9,556	$27,748	$21,198
Net income impact of severance expense	1,573	674	2,588	1,192
Net income impact of other operating costs - contingent acquisition liability adjustment	—	370	—	370
Net income impact of other operating costs - accelerated depreciation - office consolidation	173	—	297	—
Net income impact of other operating benefit - gain on disposition of assets	—	—	(1,023)	—

Adjusted net income	$15,696	$10,600	$29,610	$22,760

Shares used in computing net income per diluted share	51,022	51,685	51,191	51,741
Adjusted earnings per share	$0.31	$0.21	$0.58	$0.44

(1)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.

	For the quarter ended		For the six months ended
Free Cash Flow	June 30,		June 30,
	2013	2012	2013	2012
Net cash provided by (used in) operating activities	$47,485	$26,425	$15,565	$(16,665)
Changes in assets and liabilities	(18,401)	485	41,279	68,864
Allowance for doubtful accounts receivable	(972)	(1,893)	(1,227)	(3,053)
Purchases of property and equipment	(2,075)	(3,153)	(5,755)	(10,979)
Payments of acquisition liabilities	(348)	(356)	(348)	(1,106)
Payments of contingent acquisition liabilities	(1,287)	(366)	(3,287)	(2,801)

Free Cash Flow	$24,402	$21,142	$46,227	$34,260

Leverage Ratio	June 30,
	2013	2012
Adjusted EBITDA for prior twelve-month period	$124,055	$104,091
Bank debt	$128,064	$167,656
Leverage ratio	1.03	1.61